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Exhibit 10.1
Form 10-SB
Dr. Christopher's Original Formulas Inc.
File No.:


         REVISED AND RESTATED MARKETING RIGHTS AGREEMENT

This Agreement, signed on July 1, 2000, is effective as of the 29th day of December, 1999, and is between Christopher
Enterprises, Inc a Utah corporation, hereinafter "Enterprises", and Dr. Christopher Original Formulas, Inc., a Utah Corporation, hereinafter "Marketing".

Whereas, Enterprises desires to become solely a manufacturer of herbal formulas and remedies and supply to a marketing company the exclusive rights to market its products, and,

Whereas, Marketing is a company formed to provide all marketing and fulfillment functions, and desires to market all the products of Enterprises on an exclusive basis, therefore,

It is hereby mutually agreed between the parties that:

1.   TRANSFER OF RIGHTS AND OBLIGATIONS.

a. Enterprises does hereby transfer and assign to Marketing an exclusive right to sell, use, advertise and market all of Dr. Christopher's original formulas, all of the David Christopher formulas and products, and all other products currently being produced, marketed, and/or sold by Enterprises or any of their agents.

b. Enterprises does hereby transfer and assign to Marketing an exclusive right to use Dr. Christopher's name and likeness, all registered trademarks and proprietary information in conjunction with all Dr. Christopher formulas and products currently being produced, marketed, and sold by Enterprises or their agents, including all trademarks and proprietary information in conjunction with David Christopher's formulas and products currently being produced, marketed, and sold by Enterprises or their agents, or any other product that is affiliated with Enterprises.

c. Enterprises agrees that all products will be sold to Marketing at a mutually agreed upon cost plus basis. These products include, but are not limited to, all the products stated in section a. and b. above.

d. Enterprises agrees to supply and ship all products to Marketing on a timely basis.

e. Enterprises agrees to provide product liability insurance and name Marketing as additional insured.

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f.   Marketing agrees to purchase all the products stated in
section 1.a. and 1.b. above from Enterprises. Marketing also agrees to refrain forever from competing with Enterprises during the life of this Agreement and after this Agreement ceases to exist.

g. Marketing agrees to provide and maintain ongoing liability insurance naming Enterprises and its subsidiaries as additional insured.

2. COOPERATION. It is understood and agreed that there is a high level of trust and confidence between the parties. Every effort will be made by both parties to maintain the relationship so that both parties may benefit to the fullest extent possible and so that the work Dr. John R. Christopher started can be perpetuated for generations to come.

3. DURATION. The term of this agreement is for 5 (five) years. The Agreement will be automatically renewed for an additional 5
(five) year period based on an annual increase of gross sales by Marketing of at least 25% (twenty-five percent) per year for the first 5 (five) years of the Agreement. The baseline for computation shall be $2,500,000.00 (two and a half million dollars). Therefore, the acceptable amount of gross annual sales by the end of the fifth year is $7,630,000.00 (seven million six hundred and thirty thousand dollars). Thereafter, each renewal will be based on the acceptable performance of the previous year.

a. In the event of non-renewal, all rights granted hereunder to Marketing shall terminate and the obligation of Marketing to pay monthly license fees under section 4, below, accruing from and after the date of termination shall terminate. Marketing shall cease using all trademarks and remove same from all products within 90 days of said non-renewal. In the event of such non-renewal, Marketing shall deliver to Enterprises a complete copy of the then current customer list for the products covered by this Agreement in consideration of a lump sum payment based on the current value of such list or, at the option of Enterprises, in consideration of a promissory note payable to Marketing in the principal amount equal to the current value of such list bearing interest at the rate of five percent per annum payable in equal monthly installments over a term of three years.

4. PAYMENT FOR RIGHTS. For and in consideration of the marketing rights conveyed hereunder, Marketing shall pay to Enterprises $450,000.00 (four hundred fifty thousand dollars). Such payment shall be made in the form of a note issued July 1, 2000, bearing interest at the rate of 5% per annum due on June 30, 2003, in the principal amount of $450,000. In addition, marketing shall pay to Enterprises a monthly license fee of $8,333.33 commencing July 1, 2000, and continuing through June 1, 2010.

5. CONFIDENTIALITY. The parties shall keep secret and shall not, without the prior written approval from the other party, divulge, transmit or otherwise disclose or permit the transmission, publication or disclosure at any time during the term of this agreement or thereafter, of any information acquired during the term of this agreement

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which shall or may adversely affect the business of the other party, including, but not limited to, any present or past customers, finances, earnings, sales volume, outlets, methods, systems, practices, plans, processes and all similar and related information of any kind, nature or description whatsoever relating to or connected with the business of the parties, without regard to whether any or all of the foregoing matters are confidential, the parties agreeing that as between them at all times such shall be deemed important, material, confidential and directly affecting and related to the effective and successful conduct of their businesses and its goodwill, and that breach of the terms of this paragraph shall be considered material breach of this agreement.

6. TERMINATION. This Agreement may be terminated for cause by the lack of performance by either party. The party desiring to terminate must give written 30 days notice of intent to terminate. Said notice must include the just cause of termination and allow the other party reasonable time, but no longer than 90 days, to correct the cause. If the cause is not remedied, the termination shall be effective 90 days from the date of the written termination notice. In the event that either party breaches this agreement, it shall be liable to the other party for all loss, costs, damages and expenses, including reasonable attorneys' fees, incurred as a result of any such breach. In the event that Enterprises terminates this contract due to a lack of performance or breach by Marketing, all rights granted hereunder shall be returned to Enterprises, including the complete customer database, and Marketing shall immediately cease using all trademarks. However, in the event of such termination, Marketing shall receive just compensation for any increase in the customer database based on the current value the customer list as determined by an independent accounting firm selected by mutual agreement of the parties.

7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior Agreements and understandings, oral and written, between the parties relating to the subject matter hereof. No change, addition to or waiver of any of the terms or the provisions of this Agreement shall be binding upon the parties hereto unless approved in writing by the parties hereto or their authorized representatives.

8. MULTIPLE COPIES. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, without necessity of production of the others. In the event parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

9. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10. CONTINUITY. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, executors, administrators, heirs and assigns.
Nothing in this Agreement, expressed or implied, is intended to confer on any

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other person, sole proprietorship, partnership, corporation, trust or other entity, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement unless otherwise provided.

11. GOVERNING LAW. This Agreement shall be construed pursuant to the laws of the State of Utah.

Executed this 1st day of July 2000.

DR. CHRISTOPHER'S ORIGINAL FORMULAS, INC

By /s/ Robert Scott, President

CHRISTOPHER ENTERPRISES, INC.

By /s/ Norman Bacalla, President

    /s/  Norman Bacalla, Owner

    /s/  Ruth Christopher Bacalla, Owner

    /s/  David Christopher, Owner

    /s/  Fawn Christopher, Owner

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